Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Nos. 333-140388, 333-157033, 333-163806, 333-180171, and 333-210073) on Form S-8 of Cantel Medical Corp. of our reports dated March 8, 2019 and March 5, 2018 relating to the consolidated financial statements of Dental Holding, LLC and Subsidiaries, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Schaumburg, Illinois

December 16, 2019